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                                                                    EXHIBIT 23.4


                              ACCOUNTANTS' CONSENT

INFOCURE CORPORATION

     We consent to the use of the reports of BDO Seidman, LLP included herein regarding the following corporations:

        InfoCure Corporation dated April 15, 1997
        American Medcare Corporation dated April 15, 1997
        KComp Management Systems Inc. dated April 25, 1997
        Millard-Wayne, Inc. dated February 15, 1997
        Health Care Division (a division of Info Systems of North Carolina,
           Inc.) dated November 8, 1996
        Rovak, Inc. dated February 17, 1997
        DR Software, Inc. dated February 17, 1997.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

BDO Seidman, LLP
Atlanta, Georgia

June 5, 1997